                                                                    Exhibit 99.5

                            LYONDELL CHEMICAL COMPANY

                  CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                        CONSOLIDATED STATEMENTS OF INCOME


                                                    For the three months   For the six months
                                                        ended June 30,       ended June 30,
                                                    --------------------   ------------------
 Millions of dollars, except per share data           2002       2001       2002       2001
 ------------------------------------------          ------     ------     ------     ------
Sales and other operating revenues                  $   843    $   893    $ 1,517    $ 1,742

Operating costs and expenses:
     Cost of sales                                      724        770      1,313      1,531
     Selling, general and administrative expenses        46         42         86         83
     Research and development expense                     8          8         15         16
     Amortization of goodwill                            --          7         --         15
                                                    -------    -------    -------    -------
                                                        778        827      1,414      1,645
                                                    -------    -------    -------    -------
     Operating income                                    65         66        103         97

Interest expense                                        (94)       (98)      (187)      (197)
Interest income                                           3          4          5         11
Other income (expense), net                              (4)        (1)        (3)         2
                                                    -------    -------    -------    -------
     Loss before equity investments
          and income taxes                              (30)       (29)       (82)       (87)
                                                    -------    -------    -------    -------
Income (loss) from equity investments:
     Equistar Chemicals, LP                              (5)        (2)       (50)       (24)
     LYONDELL-CITGO Refining LP                          39         41         66         68
     Other                                               (2)         3         (5)        --
                                                    -------    -------    -------    -------
                                                         32         42         11         44
                                                    -------    -------    -------    -------
     Income (loss) before income taxes                    2         13        (71)       (43)

Provision for (benefit from) income taxes                --          9        (18)       (13)
                                                    -------    -------    -------    -------
Net income (loss)                                   $     2    $     4    $   (53)   $   (30)
                                                    =======    =======    =======    =======
Basic and diluted earnings (loss) per share         $   .02    $   .04    $  (.45)   $  (.25)
                                                    =======    =======    =======    =======


                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                           CONSOLIDATED BALANCE SHEETS


                                                                                June 30,   December 31,
Millions of dollars, except par value data                                        2002        2001
------------------------------------------                                      --------   ------------
ASSETS
Current assets:
     Cash and cash equivalents                                                    $   215    $   146
     Accounts receivable, net                                                         360        352
     Inventories                                                                      312        316
     Prepaid expenses and other current assets                                         57        116
     Deferred tax assets                                                               23        277
                                                                                  -------    -------
          Total current assets                                                        967      1,207
                                                                                  -------    -------
Property, plant and equipment, net                                                  2,382      2,293
Investments and long-term receivables:
     Investment in PO joint ventures                                                  740        717
     Investment in Equistar Chemicals, LP                                             472        522
     Receivable from LYONDELL-CITGO Refining LP                                       229        229
     Investment in LYONDELL-CITGO Refining LP                                          71         29
     Other investments and long-term receivables                                       88        122
Goodwill, net                                                                       1,120      1,102
Other assets, net                                                                     437        482
                                                                                  -------    -------
Total assets                                                                      $ 6,506    $ 6,703
                                                                                  =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                             $   341    $   319
     Current maturities of long-term debt                                               6          7
     Other accrued liabilities                                                        232        233
                                                                                  -------    -------
          Total current liabilities                                                   579        559
                                                                                  -------    -------
Long-term debt                                                                      3,831      3,846
Other liabilities                                                                     589        583
Deferred income taxes                                                                 578        790
Commitments and contingencies
Minority interest                                                                     158        176
Stockholders' equity:
     Common stock, $1.00 par value, 250,000,000 shares
       authorized, 120,250,000 shares issued                                          120        120
     Additional paid-in capital                                                       854        854
     Retained earnings                                                                141        247
     Accumulated other comprehensive loss                                            (269)      (397)
     Treasury stock, at cost, 2,685,080 and 2,687,080 shares, respectively            (75)       (75)
                                                                                  -------    -------
          Total stockholders' equity                                                  771        749
                                                                                  -------    -------
Total liabilities and stockholders' equity                                        $ 6,506    $ 6,703
                                                                                  =======    =======


                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                              For the six months
                                                                                 ended June 30,
                                                                              ------------------
Millions of dollars                                                              2002     2001
-------------------                                                             -----    -----
Cash flows from operating activities:
     Net loss                                                                   $ (53)   $ (30)
     Adjustments to reconcile net loss to
       net cash provided by (used in) operating activities:
          Depreciation and amortization                                           123      132
          Losses from equity investments                                           55       25
          Deferred income taxes                                                    16      (23)
     Changes in assets and liabilities that provided (used) cash:
         Accounts receivable                                                       23       75
         Inventories                                                               11       (6)
         Accounts payable                                                          (2)    (106)
         Prepaid expenses and other current assets                                 60      (46)
         Other assets and liabilities                                             (28)     (45)
                                                                                -----    -----
               Net cash provided by (used in) operating activities                205      (24)
                                                                                -----    -----
Cash flows from investing activities:
     Expenditures for property, plant and equipment                               (12)     (40)
     Contributions and advances to affiliates                                     (57)     (40)
     Distributions from affiliates in excess of earnings                         --         11
                                                                                -----    -----
               Net cash used in investing activities                              (69)     (69)
                                                                                -----    -----
Cash flows from financing activities:
     Dividends paid                                                               (53)     (53)
     Repayment of long-term debt                                                  (16)      (5)
     Other                                                                       --         (3)
                                                                                -----    -----
               Net cash used in financing activities                              (69)     (61)
                                                                                -----    -----
Effect of exchange rate changes on cash                                             2       (1)
                                                                                -----    -----
Increase (decrease) in cash and cash equivalents                                   69     (155)
Cash and cash equivalents at beginning of period                                  146      260
                                                                                -----    -----
Cash and cash equivalents at end of period                                      $ 215    $ 105
                                                                                =====    =====


                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Preparation

The accompanying consolidated financial statements are unaudited and have been prepared from the books and records of Lyondell Chemical Company ("Lyondell") in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2001 included in the Lyondell 2001 Annual Report on Form 10-K. Certain amounts from prior periods have been reclassified to conform to the current period presentation.

2.  Accounting Changes

Effective January 1, 2002, Lyondell implemented Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Implementation of SFAS No. 141 and SFAS No. 144 did not have a material effect on the consolidated financial statements of Lyondell.

Upon implementation of SFAS No. 142, Lyondell reviewed its goodwill for impairment and concluded that goodwill is not impaired. However, Equistar Chemicals, LP ("Equistar") (see Note 3) reviewed its goodwill for impairment and concluded that the entire balance was impaired, resulting in a $1.1 billion charge to Equistar's earnings. The conclusion was based on a comparison to Equistar's indicated fair value, using multiples of EBITDA (earnings before interest, taxes, depreciation and amortization) for comparable companies as an indicator of fair value. Lyondell's 41% share of the Equistar charge was offset by a corresponding reduction in the excess of Lyondell's 41% share of Equistar's partners' capital over the carrying value of Lyondell's investment in Equistar. Consequently, there was no net effect of the impairment on Lyondell's earnings or investment in Equistar.

As a result of implementing SFAS No. 142, Lyondell's pretax earnings in 2002 and subsequent years will be favorably affected by $30 million annually because of the elimination of Lyondell's goodwill amortization. The following table presents Lyondell's reported net income (loss) for all periods presented as adjusted to eliminate goodwill amortization expense.


                                                     For the three months ended         For the six months ended
                                                              June 30,                          June 30,
                                                   -------------------------------   -------------------------------
Millions of dollars                                    2002             2001             2002             2001
-------------------                                --------------   --------------   --------------   --------------
Reported net income (loss)                             $    2           $    4         $    (53)        $    (30)
Add back: goodwill amortization, net of tax               - -                5              - -               11
                                                       ------           ------         --------         --------
Adjusted net income (loss)                             $    2           $    9         $    (53)        $    (19)
                                                       ======           ======         ========         ========
Basic and diluted earnings per share:
Reported net income (loss)                             $  .02           $  .04         $   (.45)        $   (.25)
Add back: goodwill amortization, net of tax               - -              .04              - -              .09
                                                       ------           ------         --------         --------
Adjusted net income (loss)                             $  .02           $  .08         $   (.45)        $   (.16)
                                                       ======           ======         ========         ========

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The primary impact of the statement on Lyondell will be the classification of losses that result from the early extinguishment of debt as a charge to income before extraordinary items. Reclassification of prior period losses that were originally reported as extraordinary items also will be required. Application of the statement will be required in 2003. See Note 16.

In July 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities. SFAS No. 146 addresses the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, essentially codifying prior accounting guidance on these matters. SFAS No. 146 will be effective for activities initiated after December 31, 2002. Early application is permitted. Lyondell does not expect adoption of SFAS No. 146 to have any impact on the consolidated financial statements of Lyondell, Equistar or LYONDELL-CITGO Refining LP ("LCR").

3.  Equity Interest in Equistar Chemicals, LP

Lyondell's operations in the petrochemicals and polymers segments are conducted through its joint venture ownership interest in Equistar. Lyondell currently has a 41% interest in Equistar, while Millennium Chemicals Inc. ("Millennium") and Occidental Petroleum Corporation ("Occidental") each have a 29.5% interest. Because the partners jointly control certain management decisions, Lyondell accounts for its investment in Equistar using the equity method of accounting. Lyondell has entered into an agreement to purchase Occidental's interest in Equistar (see Note 15). As a partnership, Equistar is not subject to federal income taxes. Summarized financial information for Equistar follows:

                                                 June 30,  December 31,
Millions of dollars                                2002        2001
--------------------                             --------  ------------
BALANCE SHEETS
Total current assets                             $ 1,188     $  1,226
Property, plant and equipment, net                 3,615        3,705
Goodwill, net                                        - -        1,053
Other assets                                         347          324
                                                 -------     --------
Total assets                                     $ 5,150     $  6,308
                                                 =======     ========
Current maturities of long-term debt             $     4     $    104
Other current liabilities                            598          557
Long-term debt                                     2,331        2,233
Other liabilities                                    187          177
Partners' capital                                  2,030        3,237
                                                 -------     --------
Total liabilities and partners' capital          $ 5,150     $  6,308
                                                 =======     ========


                                                       For the three months ended       For the six months ended
                                                                June 30,                        June 30,
                                                      -----------------------------   ------------------------------
                                                          2002            2001            2002             2001
                                                      -------------   --------------  -------------    -------------
STATEMENTS OF INCOME
Sales and other operating revenues                        $ 1,462         $ 1,600       $   2,598        $  3,373
Cost of sales                                               1,390           1,522           2,552           3,245
Selling, general and administrative expenses                   50              55              99             111
Amortization of goodwill                                      - -               9             - -              17
Unusual charges                                               - -             - -             - -              22
                                                          -------         -------       ---------        --------
Operating income (loss)                                        22              14             (53)            (22)
Interest expense, net                                         (50)            (45)           (102)            (91)
Other income, net                                             - -               1               1               6
                                                          -------         -------       ---------        --------
Loss before cumulative effect of accounting change            (28)            (30)           (154)           (107)
Cumulative effect of accounting change                        - -             - -          (1,053)            - -
                                                          -------         -------       ---------        --------
Net loss                                                  $   (28)        $   (30)      $  (1,207)       $    (107)
                                                          =======         =======       =========        =========
SELECTED CASH FLOW INFORMATION
Depreciation and amortization                         $     75          $     81         $    150         $    159
Expenditures for property, plant and equipment              14                29               29               53


As of January 1, 2002, as part of the implementation of SFAS No. 142, the entire unamortized balance of Equistar's goodwill was determined to be impaired. Accordingly, Equistar's earnings in the first quarter 2002 were reduced by $1.1 billion. Lyondell's 41% share of the charge for impairment of Equistar's goodwill was offset by a corresponding reduction in the difference between Lyondell's investment in Equistar and its underlying equity in Equistar's net assets (see Note 2).

Lyondell's loss from its investment in Equistar as presented in the Consolidated Statements of Income consists of Lyondell's share of Equistar's loss before the cumulative effect of the accounting change and the accretion of the remaining difference between Lyondell's investment and its underlying equity in Equistar's net assets.

4.  Equity Interest in LYONDELL-CITGO Refining LP

Lyondell's refining segment operations are conducted through its joint venture ownership interest in LCR. Lyondell has a 58.75% interest in LCR, while CITGO Petroleum Corporation ("CITGO") has a 41.25% interest. Because the partners jointly control certain management decisions, Lyondell accounts for its investment in LCR using the equity method of accounting. As a partnership, LCR is not subject to federal income taxes. Summarized financial information for LCR follows:

                                                  June 30,  December 31,
Millions of dollars                                 2002       2001
-------------------                                ------     ------
BALANCE SHEETS
Total current assets                               $  283     $  230
Property, plant and equipment, net                  1,332      1,343
Other assets                                           91         97
                                                   ------     ------
Total assets                                       $1,706     $1,670
                                                   ======     ======
Notes payable                                      $   10     $   50
Current maturities of long-term debt                  450         --
Other current liabilities                             388        335
Long-term debt                                         --        450
Loans payable to partners                             264        264
Other liabilities                                      81         79
Partners' capital                                     513        492
                                                   ------     ------
Total liabilities and partners' capital            $1,706     $1,670
                                                   ======     ======


                                                     For the three months ended         For the six months ended
                                                              June 30,                          June 30,
                                                   --------------------------------   ------------------------------
                                                        2002             2001              2002            2001
                                                   ---------------  ---------------   ---------------  -------------
STATEMENTS OF INCOME
Sales and other operating revenues                    $   838          $   932            $ 1,545          $ 1,842
Cost of sales                                             754              837              1,400            1,675
Selling, general and administrative expenses               14               14                 26               28
                                                      -------          -------            -------          -------
Operating income                                           70               81                119              139
Interest expense, net                                      (7)             (15)               (15)             (31)
                                                      -------          -------            -------          -------
Net income                                            $    63          $    66            $   104          $   108
                                                      =======          =======            =======          =======
SELECTED CASH FLOW INFORMATION
Depreciation and amortization                         $    30          $    27            $    59          $    55
Expenditures for property, plant and equipment             20               18                 42               29

LCR's $450 million term loan and $70 million revolving credit facility mature in January 2003. Management has initiated the refinancing process and, based on previous experience in refinancing LCR's debt and the current conditions of the financial markets, anticipates that this debt can be refinanced prior to its maturity.

Lyondell's income from its investment in LCR as presented in the Consolidated Statements of Income consists of Lyondell's share of LCR's net income and the accretion of the difference between Lyondell's investment and its underlying equity in LCR's net assets.

5.  Unusual Charges

During the second half of 2001, Lyondell recorded a pretax charge of $63 million associated with its decision to exit the aliphatic diisocyanates ("ADI") business. The $63 million charge included $45 million to adjust the carrying values of the ADI assets to their net realizable value and accrued liabilities of $15 million for exit costs and $3 million for severance and other employee-related costs for nearly 100 employee positions that were eliminated. Payments of $5 million for exit costs and $2 million for severance and other employee-related costs were made through June 30, 2002, resulting in a remaining accrued liability of $11 million.

6.  Inventories

Inventories consisted of the following components at:

                                           June 30,          December 31,
Millions of dollars                          2002                2001
-------------------                        --------          ------------
Finished goods                              $ 236               $ 262
Work-in-process                                 6                   5
Raw materials                                  37                  19
Materials and supplies                         33                  30
                                            -----               -----
     Total inventories                      $ 312               $ 316
                                            =====               =====

7.  Property, Plant and Equipment, Net

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at:

                                              June 30,         December 31,
Millions of dollars                             2002               2001
-------------------                           --------         ------------
Land                                         $    12             $    10
Manufacturing facilities and equipment         2,801               2,529
Construction in progress                         123                 113
                                             -------             -------
     Total property, plant and equipment       2,936               2,652
Less accumulated depreciation                    554                 359
                                             -------             -------
     Property, plant and equipment, net      $ 2,382             $ 2,293
                                             =======             =======

Depreciation and amortization are summarized as follows:


                                    For the three months ended         For the six months ended
                                             June 30,                          June 30,
                                   -----------------------------   ------------------------------
                                     2002             2001              2002            2001
                                   ------------  ---------------   ---------------  -------------
Millions of dollars
--------------------
Property, plant and equipment      $    32          $    30            $    63          $    60
Investment in PO joint venture           7                7                 15               15
Goodwill                               - -                7                - -               15
Debt issuance costs                      4                4                  8                7
Turnaround expense                       5                4                  8                8
Software costs                           3                3                  5                3
Other intangibles                       12               12                 24               24
                                   -------          -------             ------           ------
                                   $    63          $    67             $  123           $  132
                                   =======          =======             ======           ======

8.  Long-Term Debt

Long-term debt consisted of the following at:

                                                    June 30,      December 31,
Millions of dollars                                   2002            2001
-------------------                                 --------      ------------
Term Loan E due 2006                                $   619        $   634
Senior Secured Notes, Series A due 2007, 9.625%         900            900
Senior Secured Notes, Series B due 2007, 9.875%       1,000          1,000
Senior Secured Notes due 2008, 9.5%                     393            393
Senior Subordinated Notes due 2009, 10.875%             500            500
Debentures due 2005, 9.375%                             100            100
Debentures due 2010, 10.25%                             100            100
Debentures due 2020, 9.8%                               224            224
Other                                                     1              2
                                                    -------        -------
    Total long-term debt                              3,837          3,853
Less current maturities                                   6              7
                                                    -------        -------
    Long-term debt, net                             $ 3,831        $ 3,846
                                                    =======        =======

See Note 16 for a discussion of Lyondell's debt offering and amendments to its credit facility, the indentures related to its senior notes and related documents, occurring subsequent to June 30, 2002.

9.  Lease Commitments

Lyondell's operating lease commitments as of December 31, 2001 are described in
Note 15 to the Consolidated Financial Statements included in the Lyondell 2001 Annual Report on Form 10-K. In addition, in July 2002, Lyondell began leasing a new butanediol ("BDO") production facility in Europe, known as BDO-2, under an operating lease with an initial term of 5 years. Construction of the facility was completed in June 2002 and was financed by an unaffiliated entity that had been established for the purpose of serving as lessor with respect to this facility. Future minimum annual lease payments under the operating lease, amounting to $16 million per year using June 30, 2002 exchange rates and interest rates, are equivalent to interest on the final construction costs, including interest incurred on the construction costs during construction. The interest rate specified in the lease is based on EURIBOR plus 3.75%.

Lyondell may, at its option, renew the lease for four additional five-year terms or may purchase the facility at any time during the lease terms at the lessor's cost of construction. If Lyondell does not exercise the purchase option before the end of the last renewal period, the facility will be sold. In the event the sales proceeds are less than the lessor's construction costs, Lyondell will pay the difference to the lessor, but not more than the guaranteed residual value. The guaranteed residual value currently is estimated at 172 million euros, or $170 million, using June 30, 2002 exchange rates. Under the transaction documents related to BDO-2, Lyondell is subject to certain financial and other covenants that are substantially the same as those contained in Lyondell's credit facility. See Note 16.

10.  Derivative Financial Instruments

The following table summarizes activity included in accumulated other comprehensive loss ("AOCL") related to the after-tax impact of the effective portion of the fair value of derivative instruments used as cash flow hedges:


                                              For the three months ended    For the six months ended
                                                       June 30,                     June 30,
                                              -------------------------     ------------------------
Millions of dollars                               2002           2001           2002          2001
-------------------                           -----------    ----------     ----------    ----------
Gain (loss):
    Beginning balance                          $   (3)        $   (4)         $   (2)       $  - -
    Net gains (losses)                              3            - -               2            (4)
    Reclassification of net (gains) losses
        to earnings                               - -            - -             - -           - -
                                               ------         ------          ------        ------
Net change in AOCL for the period                   3            - -               2            (4)
                                               ------         ------          ------        ------
    Net accumulated loss at June 30            $  - -         $   (4)         $  - -        $   (4)
                                               ======         ======          ======        ======

The transition adjustment resulting from the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as of January 1, 2001 was insignificant.

11.  Commitments and Contingencies

Bayer Claim--On April 30, 2002, Lyondell and Bayer settled the claims of Bayer in relation to its March 2000 purchase of Lyondell's polyols business. Lyondell had received notice of these claims in June 2001, which had alleged various breaches of representations and warranties related to the condition of the business and assets and which had sought damages in excess of $100 million. The settlement included new or amended commercial agreements between the parties, generally relating to the existing propylene oxide ("PO") partnership between Bayer and Lyondell. As a whole, the new or amended agreements provide new business opportunities and value for both parties over the next five to ten years. Concurrent with the settlement, Lyondell made a $5 million indemnification payment to Bayer. The settlement, including the indemnification payment, had no net effect on Lyondell's financial position or results of operations.

Capital Commitments--Lyondell has various commitments related to capital expenditures, all made in the normal course of business. At June 30, 2002, major capital commitments primarily consisted of Lyondell's 50% share of those related to the construction of a world-scale PO facility, known as PO-11, in The Netherlands. Lyondell's share of the outstanding commitments, which are funded through contributions and advances to affiliates, totaled $104 million as of June 30, 2002.

Construction Lease--During the third quarter 2000, construction began on the BDO-2 production facility in Europe. Construction was completed in June 2002 and Lyondell leased the facility under an operating lease, beginning in July 2002. See Note 9.

Crude Supply Agreement--Under the Crude Supply Agreement ("CSA"), PDVSA Petroleo, S.A. ("PDVSA Oil") is required to sell, and LCR is required to purchase, 230,000 barrels per day of extra heavy crude oil. This constitutes approximately 86% of LCR's refinery capacity of 268,000 barrels per day of crude oil. In April 1998, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. PDVSA Oil declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998.

On several occasions since then, PDVSA Oil further reduced crude oil deliveries, although it made payments under a different provision of the CSA in partial compensation for such further reductions. Subsequently, PDVSA Oil unilaterally began increasing deliveries of crude oil to LCR in April 2000, and ultimately returned to the contract level of 230,000 barrels per day effective October 2000.

During 2001, PDVSA Oil declared itself in a force majeure situation, but did not reduce crude oil deliveries to LCR in 2001. In January 2002, PDVSA Oil again declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3% beginning March 1, 2002. Beginning in March 2002, deliveries of crude oil to LCR were reduced to approximately 198,000 barrels per day, reaching a level of 190,000 barrels per day during the second quarter 2002. The recent political uncertainty in Venezuela has not affected crude oil deliveries, the CSA or related matters to date, and the long-term effects of these events, if any, are not yet clear.

LCR has consistently contested the validity of the reductions in deliveries under the CSA. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, on February 1, 2002, LCR filed a lawsuit against PDVSA Oil and its parent company, Petroleos de Venezuela, S.A. ("PDVSA"), in connection with the January 2002 force majeure declaration, as well as the claimed force majeure from April 1998 to September 2000.

In 1999, PDVSA announced its intention to renegotiate its crude supply agreements with all third parties, including LCR. In light of PDVSA's announced intent, there can be no assurance that PDVSA Oil will continue to perform its obligations under the CSA. However, it has confirmed that it expects to honor its commitments if a mutually acceptable restructuring of the CSA is not achieved. From time to time, the Company and PDVSA have had discussions covering both a restructuring of the CSA and a broader restructuring of the LCR partnership. Lyondell is unable to predict whether changes in either arrangement will occur. The breach or termination of the CSA, or reduction in supply thereunder, would require LCR to purchase all or a portion of its crude oil feedstocks in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell.

Cross Indemnity Agreement--In connection with the transfer of assets and liabilities from Atlantic Richfield Company ("ARCO"), now wholly owned by BP p.l.c., Lyondell agreed to assume certain liabilities arising out of the operation of Lyondell's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, Lyondell and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby Lyondell agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of Lyondell prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Lyondell's products and operations, ARCO and Lyondell bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. Under the Revised Cross-Indemnity Agreement, Lyondell will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance.

In connection with the acquisition of ARCO Chemical Company ("ARCO Chemical"), Lyondell succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical, including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the ARCO Chemical business.

Indemnification Arrangements Relating to Equistar--Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to certain Occidental subsidiaries, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of June 30, 2002, Equistar had expensed nearly all of the $7 million indemnification basket with respect to the business contributed by Lyondell. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 as to Lyondell and Millennium Petrochemicals, and for the first time after May 15, 2005 as to certain subsidiaries of Occidental.

Environmental Remediation--As of June 30, 2002, Lyondell's environmental liability for future remediation costs at its plant sites and a limited number of Superfund sites totaled $22 million. The liabilities per site range from less than $1 million to $11 million and are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at LCR's refinery and each of Lyondell's two facilities and Equistar's six facilities in the Houston/Galveston region during the next several years. Lyondell estimates that aggregate related capital expenditures could total between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Lyondell's direct share of such expenditures could total between $65 million and $80 million. Lyondell's current proportionate share of Equistar's expenditures could total between $85 million and $105 million, and Lyondell's proportionate share of LCR's expenditures could total between $75 million and $95 million. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, Lyondell and an organization composed of industry participants filed a lawsuit to encourage adoption of an alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, would be expected to reduce the estimated capital investments for NOx reductions required by Lyondell, Equistar and LCR to comply with the standards. Recently proposed revisions by the regulatory agencies would change the required NOx reduction levels from 90% to 80%. However, any potential resulting savings from this proposed revision could be offset by the costs of stricter proposed controls over volatile organic compounds, or VOCs. Lyondell, Equistar and LCR are still assessing the impact of these proposed revisions and there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as methyl tertiary butyl ether ("MTBE"), in gasoline sold in areas not meeting specified air quality standards. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives in the U.S. have sought either to rescind the oxygen requirement for reformulated gasoline or to restrict or ban the use of MTBE. On April 25, 2002, the U.S. Senate passed its version of an omnibus energy bill, which, among other things, would ban the use of MTBE as a fuel oxygenate. The Senate bill is not law and needs to be reconciled with the U.S. House of Representatives' omnibus energy bill, which was passed in July 2001 and which would not ban the use of MTBE. Lyondell's North American MTBE sales represented approximately 27% of its total 2001 revenues. Lyondell does not expect these initiatives to have a significant impact on MTBE margins or volumes in 2002. Should it become necessary or desirable to significantly reduce MTBE production, Lyondell would need to make capital expenditures to add the flexibility to produce alternative gasoline blending components at its U.S.-based MTBE plants. The profit margins on such alternative gasoline blending components could be lower than those historically realized on MTBE.

The Clean Air Act specified certain emissions standards for vehicles beginning in the 1994 model year and required the EPA to study whether further emissions reductions from vehicles were necessary. In 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary to meet these emission standards. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. Lyondell estimates that these standards will result in increased capital investment for LCR, totaling between $175 million and $225 million for the new gasoline standards and between $250 million and $300 million for the new diesel standard, between now and the implementation dates. Lyondell's proportionate share of LCR's capital expenditures would be between $250 million and $300 million. In addition, these standards could result in higher operating costs for LCR. Equistar's business may also be impacted if these standards increase the cost for processing fuel components.

General--Lyondell is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of the matters discussed in this note could have a material impact on Lyondell's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

12.  Earnings Per Share

Basic earnings per share for the periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share include the effect of outstanding stock options issued under the 1999 Long-Term Incentive Plan and the Executive Long-Term Incentive Plan. These stock options were antidilutive in the six-month periods ended June 30, 2002 and 2001. Net income (loss) per share ("EPS") data is as follows:

                                      For the three months ended
                                               June 30,
                            -------------------------------------------------
                                   2002                        2001
                            ----------------------    -----------------------
Thousands of shares           Shares        EPS          Shares         EPS
-------------------         ---------    ---------    ----------    ---------
Basic                        117,565     $   .02        117,563     $   .04
Dilutive effect of options       764         - -            398         - -
                             -------     -------        -------     -------
Diluted                      118,329     $   .02        117,961     $   .04
                             =======     =======        =======     =======

                                       For the six months ended
                                               June 30,
                            -------------------------------------------------
                                   2002                        2001
                            ----------------------    -----------------------
Thousands of shares           Shares        EPS          Shares         EPS
-------------------         ---------    ---------    ----------    ---------
Basic                        117,565     $  (.45)       117,563     $  (.25)
Dilutive effect of options       - -         - -            - -         - -
                             -------     -------        -------     -------
Diluted                      117,565     $  (.45)       117,563     $  (.25)
                             =======     =======        =======     =======


See Note 16 for discussion of common stock issued subsequent to June 30, 2002 and Note 15 for discussion of additional common stock expected to be issued.

13.  Comprehensive Income (Loss)

The components of the comprehensive income (loss) were as follows:


                                         For the three months ended       For the six months ended
                                                   June 30,                       June 30,
                                        -----------------------------    ---------------------------
Millions of dollars                        2002             2001             2002           2001
-------------------                     ------------    -------------    ------------   ------------
Net income (loss)                         $    2         $      4         $    (53)      $    (30)
                                          ------         --------         --------       --------
Other comprehensive income (loss):
   Foreign currency translation              139              (48)             122            (98)
   Derivative instruments                      3              - -                2             (4)
   Minimum pension liability                 - -              - -                4            - -
                                          ------         --------         --------       --------
Total other comprehensive income (loss)      142              (48)             128           (102)
                                          ------         --------         --------       --------
Comprehensive income (loss)               $  144         $    (44)        $     75       $   (132)
                                          ======         ========         ========       ========


14.  Segment and Related Information

Lyondell operates in four reportable segments: (i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and (iv) refining. Lyondell's entire $1.1 billion balance of goodwill is allocated to the intermediate chemicals and derivatives segment. Summarized financial information concerning reportable segments is shown in the following table:


                                                    Intermediate
                                                     Chemicals
                                                        and
Millions of dollars                                 Derivatives  Petrochemicals Polymers Refining   Other     Total
-------------------                                 ------------ -------------- -------- --------   -----     -----
For the three months ended June 30, 2002:
Sales and other operating revenues                   $   843         $ - -       $ - -    $ - -     $ - -    $   843
Operating income                                          65                                                      65
Interest expense                                                                                      (94)       (94)
Interest income                                                                                         3          3
Other expense, net                                                                                     (4)        (4)
Income (loss) from equity investments                   --              32         (11)      39       (28)        32
Income before income taxes                                                                                         2

For the three months ended June 30, 2001:
Sales and other operating revenues                   $   893         $ - -       $ - -    $ - -     $ - -    $   893
Operating income                                          66                                                      66
Interest expense                                                                                      (98)       (98)
Interest income                                                                                         4          4
Other expense, net                                                                                     (1)        (1)
Income (loss) from equity investments                   --              33          (9)      41       (23)        42
Income before income taxes                                                                                        13

For the six months ended June 30, 2002:
Sales and other operating revenues                   $ 1,517         $ - -       $ - -    $ - -     $ - -    $ 1,517
Operating income                                         103                                                     103
Interest expense                                                                                     (187)      (187)
Interest income                                                                                         5          5
Other expense, net                                                                                     (3)        (3)
Income (loss) from equity investments                   --              23         (19)      66       (59)        11
Loss before income taxes                                                                                         (71)

For the six months ended June 30, 2001:
Sales and other operating revenues                   $ 1,742         $ - -       $ - -    $ - -     $ - -    $ 1,742
Operating income                                          97                                                      97
Interest expense                                                                                     (197)      (197)
Interest income                                                                                        11         11
Other income, net                                                                                       2          2
Income (loss) from equity investments                      1            80         (46)      68       (59)        44
Loss before income taxes                                                                                         (43)

The following table presents the details of "Income (loss) from equity investments" as presented above in the "Other" column for the periods indicated:


                                                       For the three months ended         For the six months ended
                                                                June 30,                          June 30,
                                                     -------------------------------     ----------------------------
Millions of dollars                                      2002              2001             2002            2001
-------------------                                  --------------    -------------     ------------    ------------
Equistar items not allocated to segments:
      Principally general and administrative
        expenses and interest expense, net            $     (26)         $   (26)         $    (54)       $    (49)
      Unusual charges                                       - -              - -               - -              (9)
Other                                                        (2)               3                (5)             (1)
                                                      ---------          -------          --------        --------
          Total--Other                                $     (28)         $   (23)         $    (59)       $    (59)
                                                      =========          =======          ========        ========

The methanol operations of Lyondell Methanol Company, L.P. ("LMC") are not a reportable segment and, through April 30, 2002, were included in the "Other" column. Effective May 1, 2002, LMC became a wholly owned subsidiary of Lyondell and the methanol results are included in the intermediate chemicals and derivatives segment from that date. The effect of consolidating the LMC operations, which previously had been accounted for using the equity method, was not material.

15.  Proposed Transactions with Occidental

Early in 2002, Lyondell and Occidental agreed in principle to Lyondell's acquisition of Occidental's 29.5% interest in Equistar and to Occidental's acquisition of an equity interest in Lyondell. On June 3, 2002, Millennium advised Lyondell and Occidental that it would not participate, under its formal right of first offer, in the acquisition of Occidental's Equistar interest and, accordingly, Occidental and Lyondell signed definitive documentation on July 8, 2002. Closing of the transactions is subject to certain conditions, including approval by Lyondell's shareholders. Lyondell's special shareholder meeting is scheduled for August 21, 2002. Lyondell anticipates that these transactions will close by September 1, 2002. However, there can be no assurance that the proposed transactions will be completed.

16.  Subsequent Events

In early July 2002, Lyondell completed debt and equity offerings, as well as amendments to its credit facility, to the transaction documents related to the BDO-2 facility and to the indentures related to its senior notes.

Lyondell issued $278 million principal amount of 11.125% senior secured notes due 2012, using proceeds of $204 million to prepay $200 million of the principal amount outstanding under Term Loan E of the credit facility and a $4 million prepayment premium. The remaining net proceeds, after discount and fees, of approximately $65 million will be used for working capital and general corporate purposes. Lyondell also issued 8.28 million shares of common stock, receiving net proceeds of $110 million that will be used for working capital and general corporate purposes.

The amended and restated credit facility extended the maturity of the revolving credit facility from July 2003 to June 2005, reduced the size of the revolving credit facility from $500 million to $350 million, made certain financial ratio requirements less restrictive, made the covenant limiting acquisitions more restrictive and added a covenant limiting certain non-regulatory capital expenditures. The BDO-2 transaction documents were also amended to incorporate the revised covenants from the credit facility. Also, after receiving consents from the holders of the senior secured and senior subordinated notes, Lyondell amended the indentures related to those notes. The principal indenture amendment removed a limitation that restricted payment of Lyondell's current $0.90 per share annual dividend to a specified number of shares. As a result of the amendment, the $0.90 per share annual dividend can be paid on all current and future common shares outstanding. Lyondell paid fees totaling $17 million related to the amendments.

As a result of the early retirement of a portion of Term Loan E, and the amendment and restatement of the credit facility, Lyondell will recognize the $4 million prepayment premium and the writeoff of unamortized debt issuance costs of $7 million, or a total of $7 million after tax, as an extraordinary charge on early debt retirement in the third quarter 2002. See also Note 2.

17.  Deferred Tax Assets

The deferred tax assets classified as current assets decreased by $254 million during the first half of 2002. The reduction primarily represented a change in the timing of anticipated realization of the tax benefits of domestic net operating loss carryforwards. These benefits, which are expected to be realized within the next few years, have been reclassified from current assets to net long-term liabilities on the consolidated balance sheet. There was no change in management's expectation that these deferred tax assets will be fully realized.

18.  Supplemental Guarantor Information

ARCO Chemical Technology Inc. ("ACTI"), ARCO Chemical Technology L.P. ("ACTLP") and Lyondell Chemical Nederland, Ltd. ("LCNL") are guarantors, jointly and severally, (collectively "Guarantors") of the $278 million senior secured notes issued in July 2002 (see Note 16), the $393 million senior secured notes, the $500 million senior subordinated notes and the $1.9 billion senior secured notes. LCNL, a Delaware corporation, is a wholly owned subsidiary of Lyondell that owns a Dutch subsidiary that operates a chemical production facility near Rotterdam, The Netherlands. ACTI is a Delaware corporation, which holds the investment in ACTLP. ACTLP is a Delaware limited partnership, which holds and licenses technology to other Lyondell affiliates and to third parties. Separate financial statements of the Guarantors are not considered to be material to the holders of the senior secured notes and senior subordinated notes. The following condensed consolidating financial information present supplemental information for the Guarantors as of June 30, 2002 and December 31, 2001 and for the three-month and six-month periods ended June 30, 2002 and 2001.

            CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED)

                                             BALANCE SHEET
                                          As of June 30, 2002

                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
Total current assets                   $   520         $   180         $   267           $  --           $   967
Property, plant and equipment, net         897             567             918              --             2,382
Investments and
     long-term receivables               7,338             472           1,481            (7,691)          1,600
Goodwill, net                              453             420             247              --             1,120
Other assets                               334              90              13              --               437
                                       -------         -------         -------           -------         -------
Total assets                           $ 9,542         $ 1,729         $ 2,926           $(7,691)        $ 6,506
                                       =======         =======         =======           =======         =======
Current maturities of long-term debt   $     6         $  --           $  --             $  --           $     6
Other current liabilities                  375             101              97              --               573
Long-term debt,
     less current maturities             3,830            --                 1              --             3,831
Other liabilities                          524              46              19              --               589
Deferred income taxes                      359             153              66              --               578
Intercompany liabilities (assets)        3,677          (1,125)         (2,550)               (2)           --
Minority interest                         --              --               158              --               158
Stockholders' equity                       771           2,554           5,135            (7,689)            771
                                       -------         -------         -------           -------         -------
Total liabilities and
     stockholders' equity              $ 9,542         $ 1,729         $ 2,926           $(7,691)        $ 6,506
                                       =======         =======         =======           =======         =======


                                             BALANCE SHEET
                                          As of December 31, 2001

                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------

Total current assets                   $   781         $   132         $   294           $  --          $ 1,207
Property, plant and equipment, net         915             516             862              --            2,293
Investments and
     long-term receivables               7,007             461           1,537            (7,386)         1,619
Goodwill, net                              453             389             260              --            1,102
Other assets                               344              88              50              --              482
                                       -------         -------         -------           -------        -------
Total assets                           $ 9,500         $ 1,586         $ 3,003           $(7,386)       $ 6,703
                                       =======         =======         =======           =======        =======
Current maturities of long-term debt   $     7         $  --           $  --             $  --          $     7
Other current liabilities                  391              73              88              --              552
Long-term debt                           3,844            --                 2              --            3,846
Other liabilities                          515              55              13              --              583
Deferred income taxes                      611             133              46              --              790
Intercompany liabilities (assets)        3,383          (1,101)         (2,282)             --             --
Minority interest                         --              --               176              --              176
Stockholders' equity                       749           2,426           4,960            (7,386)           749
                                       -------         -------         -------           -------        -------
Total liabilities and
     stockholders' equity              $ 9,500         $ 1,586         $ 3,003           $(7,386)       $ 6,703
                                       =======         =======         =======           =======        =======


                                                    STATEMENTS OF INCOME
                                          For the Three Months Ended June 30, 2002


                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
Sales and other operating revenues       $ 584          $ 210           $ 462            $(413)          $ 843
Cost of sales                              599            188             350             (413)            724
Selling, general and
     administrative expenses                29              5              12             --                46
Research and development expense             8           --              --               --                 8
                                         -----          -----           -----            -----           -----
Operating income (loss)                    (52)            17             100             --                65
Interest income (expense), net             (94)             2               1             --               (91)
Other income (expense), net                (18)            15              (1)            --                (4)
Income from equity investments             153           --                32             (153)             32
Intercompany income (expense)              (37)             8              31               (2)           --
Provision for (benefit from) income
     taxes                                 (12)            10              42              (40)           --
                                         -----          -----           -----            -----           -----
Net income (loss)                        $ (36)         $  32           $ 121            $(115)          $   2
                                         =====          =====           =====            =====           =====



                                                    STATEMENTS OF INCOME
                                          For the Three Months Ended June 30, 2001

                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------

Sales and other operating revenues      $ 618           $ 200           $ 435             $(360)          $ 893
Cost of sales                             618             141             371              (360)            770
Selling, general and
     administrative expenses               26               5              11              --                42
Research and development expense            8            --              --                --                 8
Amortization of goodwill
     and other intangible assets            2               3               2              --                 7
                                        -----           -----           -----             -----           -----
Operating income (loss)                   (36)             51              51              --                66
Interest income (expense), net            (97)           --                 3              --               (94)
Other income (expense), net               (23)            (44)             66              --                (1)
Income from equity investments            160            --                42              (160)             42
Intercompany income (expense)             (43)             16              32                (5)           --
Provision for (benefit from) income
     taxes                                 (6)              4              53               (42)              9
                                        -----           -----           -----             -----           -----
Net income (loss)                       $ (33)          $  19           $ 141             $(123)          $   4
                                        =====           =====           =====             =====           =====



                                                 STATEMENTS OF INCOME
                                       For the Six Months Ended June 30, 2002


                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
Sales and other operating revenues      $ 1,053        $    375       $    813        $    (724)        $ 1,517
Cost of sales                             1,059             336            642             (724)          1,313
Selling, general and
     administrative expenses                 55               8             23              - -              86
Research and development expense             15             - -            - -              - -              15
                                        -------        --------       --------        ---------         -------
Operating income (loss)                     (76)             31            148              - -             103
Interest income (expense), net             (189)              4              3              - -            (182)
Other income (expense), net                 (28)             19              6              - -              (3)
Income from equity investments              218             - -             11             (218)             11
Intercompany income (expense)               (29)             20             49              (40)            - -
Provision for (benefit from) income
     taxes                                  (26)             18             55              (65)            (18)
                                        -------        --------       --------        ---------         -------
Net income (loss)                      $    (78)      $      56       $    162        $    (193)       $    (53)
                                       ========       =========       ========        =========        ========


                                                 STATEMENTS OF INCOME
                                       For the Six Months Ended June 30, 2001

                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
Sales and other operating revenues      $ 1,212        $    437       $    841          $  (748)        $ 1,742
Cost of sales                             1,187             290            802             (748)          1,531
Selling, general and
     administrative expenses                 51               7             25              - -              83
Research and development expense             16             - -            - -              - -              16
Amortization of goodwill
     and other intangible assets              6               5              4              - -              15
                                        -------        --------       --------          -------         -------
Operating income (loss)                     (48)            135             10              - -              97
Interest income (expense), net             (194)              1              7              - -            (186)
Other income (expense), net                 (40)           (105)           147              - -               2
Income from equity investments              242             - -             44             (242)             44
Intercompany income (expense)               (73)             44             69              (40)            - -
Provision for (benefit from) income
     taxes                                  (35)             24             86              (88)            (13)
                                        -------        --------       --------          -------         -------
Net income (loss)                       $   (78)       $     51       $    191          $  (194)        $   (30)
                                        =======        ========       ========          =======         =======


                            STATEMENTS OF CASH FLOWS
                     For the Six Months Ended June 30, 2002

                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell        Guarantors     Guarantors      Eliminations      Lyondell
-------------------                  --------------   -------------  --------------   --------------  --------------
Net income (loss)                       $ (78)           $  56          $ 162           $(193)           $ (53)
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
     Depreciation and amortization         62               18             43            --                123
     Net changes in working
          capital and other               151               (8)          (161)            153              135
                                        -----            -----          -----           -----            -----
     Net cash provided by
          operating activities            135               66             44             (40)             205
                                        -----            -----          -----           -----            -----
Expenditures for property,
  plant and equipment                      (8)              (1)            (3)           --                (12)
Contributions and advances
  to affiliates                            (3)             (21)           (33)           --                (57)
                                        -----            -----          -----           -----            -----
     Net cash used in
          investing activities            (11)             (22)           (36)           --                (69)
                                        -----            -----          -----           -----            -----
Dividends paid                            (53)              (1)           (39)             40              (53)
Repayment of long-term debt               (15)            --               (1)           --                (16)
                                        -----            -----          -----           -----            -----
     Net cash used in
          financing activities            (68)              (1)           (40)             40              (69)
                                        -----            -----          -----           -----            -----
Effect of exchange rate
  changes on cash                        --                 (8)            10            --                  2
                                        -----            -----          -----           -----            -----
Increase (decrease) in cash
     and cash equivalents               $  56            $  35          $ (22)          $--              $  69
                                        =====            =====          =====           =====            =====


                            STATEMENTS OF CASH FLOWS
                     For the Six Months Ended June 30, 2001

                                                                         Non-                         Consolidated
Millions of dollars                    Lyondell        Guarantors     Guarantors      Eliminations      Lyondell
-------------------                  --------------   -------------  --------------   --------------  --------------
Net income (loss)                      $    (78)       $     51      $     191        $    (194)       $    (30)
Adjustments to reconcile net
  income (loss) to net cash provided
  by (used in) operating activities:
     Depreciation and amortization           68              23             41              - -             132
     Net changes in working
          capital and other                  32             (56)          (256)             154            (126)
                                       --------        --------      ---------        ---------        --------
     Net cash provided by
          (used in) operating
          activities                         22              18            (24)             (40)            (24)
                                       --------        --------      ---------        ---------        --------
Expenditures for property,
     plant and equipment                    (14)             (4)           (22)             - -             (40)
Contributions and advances
     to affiliates                          - -             (30)           (10)             - -             (40)
Distributions from affiliates
     in excess of earnings                  - -             - -             11              - -              11
                                       --------        --------      ---------        ---------        --------
     Net cash used in
          investing activities              (14)            (34)           (21)             - -             (69)
                                       --------        --------      ---------        ---------        --------
Dividends paid                              (53)            - -            (40)              40             (53)
Repayments of long-term debt                 (5)            - -            - -              - -              (5)
Other                                        (3)            - -            - -              - -              (3)
                                       --------        --------      ---------        ---------        --------
     Net cash used in
          financing activities              (61)            - -            (40)              40             (61)
                                       --------        --------      ---------        ---------        --------
Effect of exchange rate
     changes on cash                        - -              (1)           - -              - -              (1)
                                       --------        --------      ---------        ---------        --------
Increase (decrease) in
     cash and cash equivalents         $    (53)       $    (17)     $     (85)       $     - -        $   (155)
                                       ========        ========      =========        =========        ========